Exhibit 4

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”), dated as of April 11, 2012, is by and between LB I Group Inc., a corporation incorporated under the laws of the State of Delaware (“Seller”) and D.B.S.I. Investments Ltd., a private company incorporated under the laws of the State of Israel (“Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer holds 1,839,691 Ordinary Shares, par value NIS 3.00 each (the “Common Stock”), of Pointer Telocation Ltd. (the “Company”), constituting approximately 37.84% of the issued share capital of the Company;

WHEREAS, Seller holds 380,000 shares of Common Stock, constituting approximately 7.82% of the issued share capital of the Company;

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, 347,500 shares of Common Stock (the “Purchased Shares”) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.                            Sale and Purchase of Purchased Shares; Settlement.

1.1           Sale and Purchase.

(a)           Subject to the terms and conditions of this Agreement, Seller shall sell, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Purchased Shares and any and all rights and benefits incident to the ownership thereof.

(b)           In consideration for the Purchased Shares, Buyer agrees to pay (i) on the Closing Date (as defined below) a price per share equal to US$2.90 (the “Per Share Purchase Price”), equating to an aggregate Closing Date price for the Purchased Shares of US$1,007,750 (the “Closing Date Purchase Price”); and (ii) if and when applicable, the True Up Payment (as defined below) on the date such payment is due and payable pursuant to Section 1.2.

(c)           The closing date of this Agreement (the “Closing Date”) shall be concurrent with the execution of this Agreement and this shall occur on the date hereof. Buyer will pay the Closing Date Purchase Price to Seller by wire transfer of immediately available cash funds to the account set forth on Appendix I attached hereto and, upon receipt of the Closing Date Purchase Price by Seller, the Purchased Shares shall be delivered in electronic, book-entry form to the account designated by Buyer on Appendix II attached hereto.

1.2           True-Up Payment.

(a)            During the period beginning on the date hereof and ending on the date that is nine months from the date hereof (such period, the “True-Up Period”), if (i) a Change of Control occurs or (ii) Buyer otherwise monetizes some or all of the Purchased Shares after the public disclosure of a Change of Control (whether such Change of Control is subject to an agreement, a statement of intention or otherwise), then, in either case, Buyer shall promptly (and in any event within five (5) business days) make a payment to Seller by wire transfer of immediately available cash funds to the account set forth on Appendix I attached hereto in an amount equal to the True-Up Payment.  Buyer shall notify Seller upon the public disclosure of any Buyer-Related Change on Control Event.

(b)           “True-Up Payment” shall mean an amount equal to (i) in the event of a Buyer-Related Change of Control, the Buyer-Related Change of Control True-Up Payment, and (ii) in the event of a Third Party Change of Control, an amount equal to the Third Party Change of Control True-Up Payment.

(c)           “Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company with or into any other entity, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of related transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination, transaction or transfer, own, directly or indirectly, capital stock either (i) representing directly, or indirectly through one or more entities, less than 50% of the equity of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination, transaction or transfer or (ii) that does not directly, or indirectly through one or more entities, have the power to elect (by contract, share ownership or otherwise) a majority of the entire Board or other similar governing body of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination, transaction or transfer; (b) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of 50% of the Company’s voting power (by contract, share ownership or otherwise) is owned directly, or indirectly through one or more entities, by any entity and its “affiliates” or “associates” (as such terms are defined in the Securities Exchange Act rules) or any “group” (as defined in the Securities Exchange Act rules); (c) a sale, lease or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries; provided, that for purposes of this sentence, any transactions with the same third party or any of its affiliates shall be deemed to be a series of related transactions; or (d) any tender offer, offer to purchase, redemption offer by the Company, or other similar transaction involving the purchase of some or all of the outstanding shares of the Company that is made to the Company’s shareholders as a result of which there is a change of control such that the stockholders of the Company immediately prior to such tender offer shall hold less than 50% of the equity of the Company.

(d)           “Buyer-Related Change of Control” shall mean any Change of Control directly or indirectly initiated by or  caused by Buyer or any affiliate, associate or related party of Buyer or any other party acting as a group with or otherwise at the direction of any of the foregoing.

(e)           “Third Party Change of Control” shall mean any Change of Control that is not a Buyer-Related Change of Control.

(f)           “Buyer-Related Change of Control True-Up Payment” means an amount (after taking into account any stock splits, reverse splits, or other similar corporate capital reorganizations) equal to (i) (x) the per share price for the Common Stock in the Change of Control, minus (y) the Per Share Purchase Price; multiplied by (ii) the number of Purchased Shares. This payment shall only be required if clause (i)(x) is greater than clause (i)(y).

(g)           “Third Party Change of Control True-Up Payment” means an amount (after taking into account any stock splits, reverse splits, or other similar corporate capital reorganizations which alter the number of outstanding shares of Common Stock) equal to 50% of (i) (x) the per share price for the Common Stock in the Change of Control, minus (y) the Per Share Purchase Price; multiplied by (ii) the number of Purchased Shares. This payment shall only be required if clause (i)(x) is greater than clause (i)(y).

SECTION 2.                            Representations and Warranties of Buyer. Buyer represents to Seller, as of the date hereof, as follows:

2.1           Organization; Authority.  Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of Buyer.  This Agreement, when executed and delivered by Buyer, will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

2.2           No Conflicts; Advice.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated thereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which Buyer is a party.  Buyer has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Purchased Shares.

2.3           No Litigation.  There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of Buyer, threatened against Buyer which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

2.4           Consents.  No authorization, consent, approval or other order of,  any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

2.5           No Inducement or Reliance; Independent Assessment.  Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Seller that are not expressly set forth herein, whether or not any such representations, or statements were made in writing or orally.  Buyer acknowledges that Seller has not made and will not make to Buyer any representation or warranty, express or implied, as to the Company and its subsidiaries.

2.6           No Finder .  No agent, broker, firm or other Person acting on behalf of Buyer is or will be entitled to any advisory commission or broker's or finder's fee from Seller in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.                            Representations and Warranties of Seller.  Seller represents to Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1           Authorization of Agreement.  Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or other applicable power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder, and the execution, delivery and performance by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of Seller.  This Agreement, when executed and delivered by Seller, will constitute a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by federal or state securities laws.

3.2           Title to the Purchased Shares.  Seller is the lawful owner of the Purchased Shares with good and marketable title thereto, and Seller has the absolute right to sell, assign, convey, transfer and deliver the Purchased Shares and any and all rights and benefits incident to the ownership thereof (including, without limitation, any registration rights pertaining to the Purchased Shares), all of which rights and benefits are transferable by Seller to Buyer pursuant to this Agreement, free and clear of all the following (collectively called “Claims”) of any nature whatsoever: security interests, liens, pledges, claims (pending or threatened), charges, escrows, encumbrances, lock-up arrangements, options, rights of first offer or refusal, community property rights, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether written or oral and whether or not relating in any way to credit or the borrowing of money.  Delivery to Buyer of the Purchased Shares will (i) pass good and marketable title to the Purchased Shares to Buyer, free and clear of all Claims (assuming that Buyer is a bona fide purchaser within the meaning of Section 8-302 of the New York Uniform Commercial Code), and (ii) convey, free and clear of all Claims, any and all rights and benefits incident to the ownership of such Purchased Shares (including, without limitation, any registration rights pertaining to the Purchased Shares).

3.3           No Conflicts; Advice.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated thereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, credit facility, debt or other instrument or understanding to which Seller is a party.  Seller has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the Purchased Shares.

3.4           No Litigation.  There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of Seller, threatened against Seller which could reasonably be expected in any manner to challenge or seek to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.5           Consents.  No authorization, consent, approval or other order of, or declaration to or filing with, any governmental agency or body or other person is required for the valid authorization, execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated thereby.

3.6           Bankruptcy.  Seller is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Bankruptcy Code Section 368(a)(3)(A) (or related provisions)) or involved in any insolvency proceeding or reorganization.

3.7           Sophistication.  Seller (A) is a sophisticated seller with respect to the Purchased Shares it is selling hereunder and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of such sale and is aware of and has considered the financial risks of selling such Purchased Shares on the terms set forth in this Agreement and (B) is relying exclusively on its own sources of information and analysis with respect to the sale of Purchased Shares.

3.8           No Finder .  No agent, broker, firm or other Person acting on behalf of Seller is or will be entitled to any advisory commission or broker's or finder's fee from Buyer in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.                            Survival of Representations and Warranties; Etc.  All representations and warranties of Buyer and Seller shall survive the Closing Date.  Each of Buyer and Seller may rely upon this Agreement for the purpose of assuring its compliance with applicable law.

SECTION 5.                            Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon confirmation of receipt), or 72 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below.

Buyer

D.B.S.I. Investments Ltd.
85 Medinat Hayehudim
Herzeliya, Israel
Attn: Yossi Ben Shalom

Seller

LB I Group Inc.
1271 Avenue of Americas, 40th Floor
New York, NY 10020
Attn:  Ashvin Rao

Ashvin.Rao@lamcollc.com

or at such other address as provided by one party to the other party from time to time.

SECTION 6.                            Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, and permitted assigns.

SECTION 7.                            Expenses.  Each party hereto shall pay the fees and expenses of any broker engaged by such party and of such party’s advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement, and shall hold the other party hereto harmless against any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for such fees and expenses.

SECTION 8.                            Counterparts.  This Agreement may be executed via facsimile in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 9.                            Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

SECTION 10.                          Entire Agreement. This Agreement represents the entire agreement of the parties hereto and thereto with respect to the matters contemplated hereby and thereby, and there are no written or oral representations, warranties, understandings or agreements with respect thereto except as expressly set forth herein and therein.

SECTION 11.                          Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by each party or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.

SECTION 12.                          Disclosure. Seller acknowledges that Buyer will have to disclose this Agreement and will file in respect thereto a Schedule 13D.

SECTION 13.                          Further Assurances. Each of Buyer and Seller hereby agrees and provides further assurances that it will, in the future, execute and deliver any and all further agreements, certificates, instruments and documents and do and perform or cause to be done and performed, all acts and things as may be necessary or appropriate to carry out the intent and accomplish the purpose of this Agreement.

SECTION 14.                         Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof.  The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York.  By their execution hereof, the parties hereby covenant to and do irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. Each Party agrees not to oppose any action to enforce a judgment in a jurisdiction outside of New York.  EACH PARTY TO THIS AGREEMENT WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN ANY OF THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE TRANSACTION.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above-written.

D.B.S.I. Investments Ltd.

By:	/s/ Yossi Ben-Shalom
Name: Yossi Ben-Shalom
Title: Partner

By:	/s/ Nir Cohen
Name: Nir Cohen
Title: Chief Financial Officer

LB I Group Inc.

By:	/s/ Ashvin Rao
Name: Ashvin Rao
Title: Vice-President